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                                                                     EXHIBIT 5.1


                           FULBRIGHT & JAWORSKI L.L.P.

                            1301 MCKINNEY, SUITE 5100

                            HOUSTON, TEXAS 77010-3095

                            TELEPHONE: (713) 651-5151

                               FAX: (713) 651-5246

                                WWW.FULBRIGHT.COM



July 15, 2002




TEPPCO Partners, L.P.
2929 Allen Parkway
P.O. Box 2521
Houston, Texas  77252-2521


Dear Sirs:

      We have acted as counsel to TEPPCO Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the proposed offering by the Partnership of up to 3,450,000 units representing limited partner interests in the Partnership (the "Units"). We refer to registration statement on Form S-3 (Registration No. 333-86650), filed with the Securities and Exchange Commission (the "Commission") by the Partnership on April 19, 2002.

      As counsel to the Company, we have examined such corporate records, documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Company. Without limiting the foregoing, we have examined the Underwriting Agreement, dated July 11, 2002, between the Partnership and Salomon Smith Barney, Inc., UBS Warburg, LLC, Goldman, Sachs & Co., and Raymond James & Associates, Inc., as Underwriters (the "Underwriting Agreement").

      Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Units have been duly authorized by the Partnership for issuance, and the Partnership has full partnership power and authority to issue, sell and deliver

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the Units and, when issued and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

      The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of Texas, and the Revised Uniform Limited Partnership Act of the State of Delaware and the Constitution of the State of Delaware, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

      We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to us under "Legal" in the Prospectus included in the Registration Statement and "Legal Matters" in the Prospectus Supplement dated July 11, 2002. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                       Very truly yours,

                                       /s/ FULBRIGHT & JAWORSKI L.L.P.

                                       Fulbright & Jaworski L.L.P.



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